CERTIFICATE OF ELIMINATION
                                   OF
             6.25% MANDATORY CONVERTIBLE PREFERRED STOCK, SERIES A
                                   OF
                          UNISYS CORPORATION

    Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware (the "DGCL"), Unisys Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

1. On February 28, 2011, the Corporation filed a Certificate of
Designations, Preferences and Rights of 6.25% Mandatory Convertible Preferred Stock, Series A (the "Certificate of Designations") with respect to such 6.25% Mandatory Convertible Preferred Stock, Series A (the "Mandatory Convertible Preferred Stock") with the Secretary of State of the State of Delaware.

2. No shares of Mandatory Convertible Preferred Stock are outstanding, and no shares will be issued subject to such Certificate of Designations.

3. On May 1, 2014, the Board of Directors adopted the following resolutions:

"RESOLVED, that none of the authorized shares of 6.25% Mandatory Convertible Preferred Stock, Series A (the "Mandatory Convertible Preferred Stock") of the Corporation are outstanding and none of the shares of the Mandatory Convertible Preferred Stock will be issued.

RESOLVED, that all matters set forth in the Certificate of Designations, Preferences and Rights of the Mandatory Convertible Preferred Stock shall be eliminated from the Corporation's Restated Certificate of Incorporation, as amended, effective upon the filing of a certificate to such effect with the Secretary of State of the State of Delaware.

RESOLVED, that the officers of the Corporation are authorized and directed to file a certificate setting forth these resolutions with the Secretary of State of the State of Delaware pursuant to the provisions of
Section 151(g) of the General Corporation Law of the State of Delaware for the purpose of eliminating from the Restated Certificate of Incorporation, as amended, of the Corporation all reference to the Mandatory Convertible Preferred Stock."

4. Pursuant to the provisions of Section 151(g) of the DGCL, all references to the Mandatory Convertible Preferred Stock in the Restated Certificate of Incorporation, as amended, of the Corporation are hereby eliminated, and the shares that were designated to such series are hereby returned to the status of authorized but unissued shares of preferred stock of the Corporation.




      IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be signed on its behalf by its duly authorized officer on this 2nd day of May, 2014.

UNISYS CORPORATION


By: /s/ Gerald P. Kenney
        ----------------
Name:   Gerald P. Kenney
Title:  Senior Vice President, General Counsel and Secretary